Exhibit 2

ASX
Release

20 NOVEMBER 2019

Westpac responds to AUSTRAC’s Statement of Claim

Westpac Group acknowledges the civil proceedings commenced by AUSTRAC today in relation to alleged contraventions of its obligations under the Anti-Money Laundering and Counter-Terrorism Financing Act.

Westpac has previously publicly disclosed that it had self-reported to AUSTRAC a failure to report a large number of international funds transfer instructions (IFTIs) and that AUSTRAC was also investigating a number of other areas relating to Westpac’s processes, procedures and oversight.

The civil proceedings relate to these issues and allege failings in relation to correspondent banking, risk assessments, customer due diligence, transaction monitoring, record keeping and the passing on of certain data in funds transfer instructions.

Westpac Group’s Chief Executive Officer, Brian Hartzer said: “We recognise these are very serious and important issues. We are committed to assisting AUSTRAC and law enforcement agencies to stop financial crime.

“These issues should never have occurred and should have been identified and rectified sooner. It is disappointing that we have not met our own standards as well as regulatory expectations and requirements.

“Like many banks around the world, we have been heavily investing in a program of work to improve and bolster the management of financial crime risks including strengthening our policies, data feeding systems, processes and controls.

“We have implemented a range of additional steps in our processes including enhanced automatic detection systems and we continue to proactively engage with AUSTRAC to close any remaining gaps to meet their requirements as well as our own expectations. We are also an active member of the Fintel Alliance.

“As part of this we are also taking very seriously AUSTRAC’s concerns around appropriate customer due diligence on transactions to the Philippines and South East Asia, including reviewing relevant processes.

“In relation to IFTIs, we have closed the ACM product and reported all the relevant transactions to AUSTRAC. The majority of the payments for which the reports were not generated were recurring, low value payments made by foreign government pension funds to people living in Australia.

“We will shortly be reporting a small number of remaining IFTIs related to our LitePay product.”

Westpac is carefully reviewing the claim and will be working constructively with AUSTRAC to resolve the matter.

-ENDS-

For further information:

David Lording	Andrew Bowden
Media Relations	Investor Relations
0419 683 411	0438 284 863